Mail Stop 3561

      							January 5, 2006


Mr. Charles Lagana Putz
Chief Financial Officer
Brasil Telecom S.A.
SIA/Sul, ASP, Lote D, Bloco B-
71215-000 - Setor de Industria, Brasilia, DF, Brazil

	Re:	Brasil Telecom S.A.
      Form 20-F for Fiscal Year Ended December 31, 2004
      Filed June 15, 2005
		File No. 1-15256

Dear Mr. Putz:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director